Exhibit 99.1

Hawthorn Bancshares Completes $30 million Capital Purchase Transaction
Lee’s Summit, MO
December 19, 2008

Hawthorn Bancshares, Inc. (NASDAQ: HWBK), a financial services holding company, today announced that it is participating in the U.S. Treasury Department’s Capital Purchase Program, a voluntary program that provides capital to financially healthy banks. It is designed to attract broad participation by banking institutions to help stabilize the financial system. Hawthorn received $30.255 million in capital from the Treasury Department through this program.

“This program is specifically for healthy financial institutions and the Treasury Department’s approval of Hawthorn exemplifies our strength and stability,” said chairman and CEO James Smith.

“Hawthorn decided to accept the Treasury Department’s capital offering,” said Smith, “because we believe that it is in the best interests of our customers, shareholders, and the communities that we serve to keep the supply of funds available for lending and other corporate uses in this economic downturn.” Mr. Smith added, “We plan to use this money to continue to provide loans to our customers and to look for ways that we can deploy additional funds to benefit the communities in our market area.”

As of September 30, 2008, Hawthorn’s total risk-based capital ratio of 12.47% far exceeded regulatory minimums. With the additional $30.255 million in available capital, the projected total risk-based capital is expected to exceed 15%.

Smith further commented, “Capital, liquidity and credit quality are king in today’s financial market and this additional capital enables Hawthorn to be better positioned to grow the company while maintaining more than adequate capital ratios.”

Details of the Treasury Department’s Capital Purchase Program include Hawthorn’s issuance of 30,255 shares of senior preferred stock to the U.S. Department of Treasury in exchange for $30.255 million. The preferred shares carry a 5% cumulative dividend for the first five years and 9% thereafter if not redeemed. In addition, Hawthorn issued a warrant to the Treasury Department for the purchase of 245,443 shares of Hawthorn common stock at an exercise price of $18.49 per share.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California, Tipton and St. Robert.

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com